Exhibit 99.1

GLYCOMIMETICS ANNOUNCES A DELAY IN THE INITIATION OF THE PHASE 3 TRIAL

WITH RIVIPANSEL

GAITHERSBURG, MD, September 26, 2014 – GlycoMimetics, Inc. (NASDAQ: GLYC) announced today that it has been informed by Pfizer (NYSE: PFE), the company responsible for ongoing clinical development of rivipansel, that initiation of its Phase 3 clinical trial with rivipansel (GMI-1070) will be significantly delayed due to a manufacturing development issue impacting formulated drug supply. Pfizer advised GlycoMimetics that the issue is under review and Pfizer is working diligently to remedy the situation. Pfizer also noted that upon identifying the specific cause and associated remedy of the manufacturing issue, Pfizer will advise GlycoMimetics of a more specific timeframe regarding the commencement of the Phase 3 study.

GlycoMimetics has previously reported that it expected commencement of the trial before the end of 2014. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. The companies are initially developing rivipansel as a potential treatment for vaso-occlusive crisis of sickle cell disease (VOC). Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of rivipansel. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s quarterly report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission on July 31, 2014, and other filings the Company makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

###